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                                                                    EXHIBIT 5.01

                                                     April 23, 1998

Atlantic Data Services, Inc.
One Batterymarch Park
Quincy, Massachusetts  02169

         Re: Registration Statement on Form S-1 (File No. 333-48703) Relating to 2,875,000 Shares of Common Stock

Dear Sir or Madam:

         This opinion relates to an aggregate of 2,875,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Atlantic Data Services, Inc. (the "Company"), which are the subject matter of a Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission on March 26, 1998 (File No. 333-48703) (the "Registration Statement").

         The 2,875,000 shares of Common Stock covered by the Registration Statement consist of 2,000,000 shares being sold by the Company, 500,000 shares being sold by certain selling stockholders of the Company (the "Primary Selling Stockholders") and an additional 375,000 shares subject to an over-allotment option granted by certain of the Primary Selling Stockholders and other stockholders of the Company (collectively with the Primary Selling Stockholders, the "Selling Stockholders") to the underwriters to be named in the prospectus (the "Prospectus") included in the Registration Statement.

         We have examined such documents, records and matters of law as we have deemed necessary for this opinion. Based upon and subject to the foregoing, we are of the opinion that (i) the shares of Common Stock to be issued and sold by the Company have been duly and validly authorized and, when sold in the manner contemplated by the underwriting agreement (the "Underwriting Agreement") substantially in the form as filed as Exhibit 1.01 to the Registration Statement, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be duly authorized, validly issued, fully paid and non-assessable; and (ii) upon conversion of the Company's Class A Common Stock, $.01 par value per share, on the closing date of the transactions contemplated by the Underwriting Agreement, the shares of Common Stock to be sold by the Selling Stockholders will be duly authorized, validly issued, fully paid and non-assessable.

         We are members only of the Bar of the Commonwealth of Massachusetts and are not experts in, and express no opinion regarding, the laws of any jurisdiction other than the Commonwealth of Massachusetts and the United States of America.

         We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to our firm in the Prospectus under the caption "Legal Matters."

                                                Very truly yours,



                                                TESTA, HURWITZ & THIBEAULT, LLP